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                                                                 EXHIBIT 10.10

                                     ANNEX 2

                             FIRST AMENDMENT TO THE
                   SOUTHDOWN, INC. DIRECTORS' RETIREMENT PLAN


                              W I T N E S S E T H:

         WHEREAS, Southdown, Inc. (the "Company") maintains the Southdown, Inc. Directors' Retirement Plan (the "Plan"); and

         WHEREAS, the Company, pursuant to Section 5.1 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

         NOW, THEREFORE, in order to make certain revisions desired by the Company, the Plan is hereby amended in the following manner effective as of January 1, 1997:

1.       Section 4.1 is hereby amended in its entirety to read as follows:

                  4.1 Amount of Benefit. Plan Benefits payable to a Participant pursuant to Paragraph 3.1 will be paid in an amount equal to sixty-six and two-thirds percent (662/3%) of the per month average of the combined board and committee fees earned by such Participant during the last twelve consecutive Months of Service. For purposes of this Paragraph, the term "combined board and committee fees earned by such Participant" includes any board and committee fees received in cash or any board and committee fees converted into Stock Units pursuant to Sections 4.1 and 4.2 of the Southdown, Inc. Phantom Stock and Deferred Compenstaion Plan for Non-Employee Directors.



Approved:_____________________________  Date:________________________________